Exhibit 99.1

Investor Contact:	Nancy Christal	Media Contact:	Eileen Howard Dunn
	Senior Vice President		Senior Vice President
	Investor Relations		Corporate Communications &
	(914) 722-4704		Community Relations
(401) 770-4561

FOR IMMEDIATE RELEASE

CVS CAREMARK REPORTS RECORD RESULTS IN FOURTH QUARTER AND YEAR 2008

Fourth Quarter Year-Over-Year Highlights:

•	Adjusted EPS from continuing operations of $0.70, [excluding amortization], up 19.8%

•	GAAP diluted EPS from continuing operations of $0.65, up 18.3%

•	Net revenues of $24.1 billion

WOONSOCKET, RHODE ISLAND, February 19, 2009 - CVS Caremark Corporation (NYSE: CVS), today announced record revenues, operating profit, and earnings for the fourth quarter and year ended December 31, 2008.

Revenues:

Net revenues for the fourth quarter ended December 31, 2008, increased $2.2 billion to $24.1 billion, up from $21.9 billion during the fourth quarter ended December 29, 2007. For the full year, total revenue increased 14.6% to a record $87.5 billion, compared to $76.3 billion in 2007.

Revenues in the pharmacy services segment increased 1.5% to $11.8 billion in the fourth quarter ended December 31, 2008. Adjusting the growth rate for the impact of new generics, net revenues would have grown 7.8% in the pharmacy services segment. Retail network claims processed during the fourth quarter ended December 31, 2008, increased 18.0% to 160.3 million, compared to 135.8 million in the prior year period. Retail network claims processed increased during the fourth quarter ended December 31, 2008 primarily due to the acquisition of RxAmerica, organic growth in our existing business, increased enrollment in our Medicare Part D business, the inclusion of four additional days in fiscal 2008 and new client starts. Mail service claims processed during the fourth quarter ended December 31, 2008 decreased 14.5% to 15.9 million compared to 18.6 million in the prior year period primarily due to the termination of the Federal Employees Health Benefit Plan mail contract at the end of 2007. For the full year, total revenue in the pharmacy services segment increased 25.3% to $43.8 billion, compared to $34.9 billion in 2007.

Revenues in the retail drugstore segment increased 18.8% to $13.8 billion in the fourth quarter ended December 31, 2008, while same store sales (sales from stores open more than one year) rose 3.6% over the prior year period. Pharmacy same store sales rose 4.5% and were negatively impacted by approximately 260 basis points due to recent generic introductions, while front-end same store sales increased 1.8%. Same store sales in the retail drugstore segment increased 4.5% for the year, while pharmacy same store sales increased 4.8% and front-end same store sales increased 3.6%.

Earnings from continuing operations:

Earnings from continuing operations for the fourth quarter ended December 31, 2008, increased 17.0% to $953.3 million, compared with earnings from continuing operations of $815.0 million in the comparable 2007 fiscal period. Adjusted earnings per share from continuing operations, which excludes $111.1 million of intangible asset amortization related to acquisition activity, for the fourth quarter were $0.70, compared with $0.58 in the comparable 2007 fiscal period. GAAP earnings per diluted share from continuing operations for the fourth quarter were $0.65, compared with $0.55 in the comparable 2007 fiscal period. Earnings from continuing operations for the fiscal year ended December 31, 2008, increased 26.8% to $3,344.1 million, compared with earnings from continuing operations of $2,637.0 million in the comparable 2007 fiscal period. Adjusted earnings per share from continuing operations, which excludes $405.0 million of intangible asset amortization related to acquisition activity, for the fiscal year were $2.44, compared with $2.07 in the comparable 2007 fiscal period. GAAP earnings per diluted share from continuing operations for the fiscal year were $2.27, compared with $1.92 in the comparable 2007 fiscal period.

Tom Ryan, Chairman, President and Chief Executive Officer of CVS Caremark said, “I’m really proud of what our team accomplished last year. We made significant strides in solidifying the culture across our enterprise, and our colleagues are working together to take advantage of our strong competitive position. We introduced our Proactive Pharmacy Care offerings, which provide earlier, easier, and more effective pharmacy and health services that improve health outcomes and reduce overall costs for our clients, their plan participants and our customers. In this difficult economic climate and a landscape where control of health care costs is urgently needed, our unique capabilities should prove more valuable than ever.

2008 was a year of very significant accomplishments for CVS Caremark. Across the enterprise our colleagues remained focused on customer service, execution, and expense control. As a result, our overall financial results were excellent for the year, with revenues increasing 15%, same store sales leading the industry, operating margins hitting an all-time record, and Adjusted EPS from continuing operations climbing 20%. We also generated $2 billion in free cash flow for the year,” concluded Mr. Ryan.

Loss from discontinued operations:

In connection with certain business dispositions completed between 1991 and 1997, the Company continues to guarantee store lease obligations for a number of former subsidiaries, including Linens ‘n Things. On May 2, 2008, Linens Holding Co. and certain affiliates, which operate Linens ‘n Things, filed voluntary petitions under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware. Pursuant to the court order entered on October 16, 2008, Linens Holding Co. is in the process of liquidating the entire Linens ‘n Things retail chain. The Company’s loss from discontinued operations includes $132.0 million of lease-related costs ($214.4 million, net of an $82.4 million income tax benefit), which the Company believes it will likely be required to satisfy pursuant to its Linens ‘n Things lease guarantees.

Real estate program:

For the quarter, CVS Caremark opened 52 new retail pharmacy stores, acquired 529 Longs Drugs retail stores, closed 6 retail pharmacy stores, and relocated 7 others. As of December 31, 2008, the Company operated 6,923 retail pharmacy stores, 58 specialty pharmacy stores, 19 specialty mail order pharmacies and 7 mail order pharmacies in 44 states, the District of Columbia and Puerto Rico.

Fiscal year change

On December 23, 2008, the Board of Directors of the Company approved a change in the Company’s fiscal year end from the Saturday nearest December 31 of each year to December 31 of each year to better reflect the Company’s position in the health care, rather than retail, industry. The fiscal year change was effective beginning with the fourth quarter of fiscal 2008. Prior to Board approval of this change, the Saturday nearest December 31, 2008 would have resulted in a 53-week fiscal year that would have ended January 3, 2009.

Teleconference and webcast:

The Company will be holding a conference call today for the investment community at 8:30 am (ET) to discuss its quarterly results. An audio webcast of the conference call will be broadcast simultaneously for all interested parties through the Investor Relations section of the CVS Caremark Web site at cvscaremark.com/investors. This webcast will be archived and available on the Web site for a one-month period following the conference call.

About the Company:

CVS Caremark is the largest provider of prescriptions in the nation. The Company fills or manages more than 1 billion prescriptions annually. Through its unmatched breadth of service offerings, CVS Caremark is transforming the delivery of health care services in the U.S. The Company is uniquely positioned to effectively manage costs and improve health care outcomes through its more than 6,900 CVS/pharmacy and Longs Drugs stores; its Caremark Pharmacy Services division (pharmacy benefit management, mail order and specialty pharmacy); its retail-based health clinic subsidiary, MinuteClinic; and its online pharmacy, CVS.com. General information about CVS Caremark is available through the Investors section of the Company’s Web site, at cvscaremark.com, as well as through the Newsroom section of the Company’s Web site, at cvscaremark.com/newsroom.

Forward-looking statements:

This press release contains certain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company strongly recommends that you become familiar with the specific risks and uncertainties outlined under the caption “Cautionary Statement Concerning Forward-Looking Statements” in its Quarterly Report on Form 10-Q for the quarter ended September 27, 2008 and Part I, Item 1A – Risk Factors in our Form 10-K for the year ended December 29, 2007.

– Tables Follow –

CVS CAREMARK CORPORATION

Consolidated Statements of Operations

(Unaudited)

	Fiscal Quarter Ended(1)		Fiscal Year Ended(1) (2)
In millions, except per share amounts	December 31, 2008	December 29, 2007	December 31, 2008	December 29, 2007
Net revenues	$24,142.2	$21,942.4	$87,471.9	$76,329.5
Cost of revenues	18,918.6	17,491.6	69,181.5	60,221.8

Gross profit	5,223.6	4,450.8	18,290.4	16,107.7
Operating expenses	3,491.8	2,974.9	12,244.2	11,314.4

Operating profit	1,731.8	1,475.9	6,046.2	4,793.3
Interest expense, net	151.2	137.3	509.5	434.6

Earnings from continuing operations before income tax provision	1,580.6	1,338.6	5,536.7	4,358.7
Income tax provision	627.3	523.6	2,192.6	1,721.7

Earnings from continuing operations	953.3	815.0	3,344.1	2,637.0
Loss from discontinued operations, net of income tax benefit(3)	(0.5)	—	(132.0)	—

Net earnings	952.8	815.0	3,212.1	2,637.0
Preference dividends, net of income tax benefit	3.5	3.8	14.1	14.2

Net earnings available to common shareholders	$949.3	$811.2	$3,198.0	$2,622.8

Basic earnings per common share:
Earnings from continuing operations	$0.66	$0.56	$2.32	$1.97
Loss from discontinued operations	—	—	(0.09)	—

Net earnings	$0.66	$0.56	$2.23	$1.97

Weighted average basic common shares outstanding	1,436.6	1,440.5	1,433.5	1,328.2

Diluted earnings per common share: (4)
Earnings from continuing operations	$0.65	$0.55	$2.27	$1.92
Loss from discontinued operations	—	—	(0.09)	—

Net earnings	$0.65	$0.55	$2.18	$1.92

Weighted average diluted common shares outstanding	1,466.9	1,483.0	1,469.1	1,371.8

Dividends declared per common share	$0.06900	$0.06000	$0.25800	$0.22875

(1)	On December 23, 2008, our Board of Directors approved a change in our fiscal year end from the Saturday nearest December 31 of each year to December 31 of each year to better reflect our position in the health care, rather than retail, industry. The fiscal year change was effective beginning with the fourth quarter of fiscal 2008. Prior to Board approval of this change, the Saturday nearest December 31, 2008 would have resulted in a 53-week fiscal year that would have ended January 3, 2009. As you review our operating performance, please consider that fiscal years 2008 and 2007 and the fourth quarters of fiscal 2008 and 2007 include 368 days, 364 days, 95 days and 91 days, respectively.
(2)	Effective March 22, 2007, pursuant to the Agreement and Plan of Merger dated as of November 1, 2006, as amended (the “Merger Agreement”), Caremark Rx, Inc. (“Caremark”) was merged with and into a newly formed subsidiary of CVS Corporation, with the CVS subsidiary, Caremark Rx, L.L.C., continuing as the surviving entity (the “Caremark Merger”). As you review our operating performance, please consider that our results of operations for fiscal year 2007 include 283 days of Caremark’s results of operations.

(3)	In connection with certain business dispositions completed between 1991 and 1997, the Company continues to guarantee store lease obligations for a number of former subsidiaries, including Linens ‘n Things. On May 2, 2008, Linens Holding Co. and certain affiliates, which operate Linens ‘n Things, filed voluntary petitions under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware. Pursuant to the court order entered on October 16, 2008, Linens Holding Co. is in the process of liquidating the entire Linens ‘n Things retail chain. The Company’s loss from discontinued operations for the fiscal year includes $132.0 million of lease-related costs ($214.4 million, net of an $82.4 million income tax benefit), which the Company believes it will likely be required to satisfy pursuant to its Linens ‘n Things lease guarantees.
(4)	Diluted earnings per common share is computed by dividing (i) net earnings, after accounting for the difference between the dividends on the ESOP preference stock and common stock and after making adjustments for the incentive compensation plans by (ii) Basic shares plus the additional shares that would be issued assuming that all dilutive stock awards are exercised and the ESOP preference stock is converted into common stock. The dilutive earnings adjustment was $0.7 million and $0.8 million for the fiscal quarter ended December 31, 2008 and December 29, 2007, respectively. The dilutive earnings adjustment was $3.4 million and $3.6 million for the fiscal year ended December 31, 2008 and December 29, 2007, respectively.

CVS CAREMARK CORPORATION

Consolidated Balance Sheets

(Unaudited)

In millions, except share and per share amounts	December 31, 2008(1)	December 29, 2007
Assets:
Cash and cash equivalents	$1,352.4	$1,056.6
Short-term investments	—	27.5
Accounts receivable, net	5,384.3	4,579.6
Inventories	9,152.6	8,008.2
Deferred income taxes	435.2	329.4
Other current assets	201.7	148.1

Total current assets	16,526.2	14,149.4

Property and equipment, net	8,125.2	5,852.8
Goodwill	25,493.9	23,922.3
Intangible assets, net	10,446.2	10,429.6
Other assets	368.4	367.8

Total assets	$60,959.9	$54,721.9

Liabilities:
Accounts payable	$3,800.7	$3,593.0
Claims and discounts payable	2,814.2	2,484.3
Accrued expenses	3,177.6	2,556.8
Short-term debt	3,044.1	2,085.0
Current portion of long-term debt	653.3	47.2

Total current liabilities	13,489.9	10,766.3

Long-term debt	8,057.2	8,349.7
Deferred income taxes	3,701.7	3,426.1
Other long-term liabilities	1,136.7	857.9

Shareholders’ equity:
Preference stock, series one ESOP convertible, par value $1.00: authorized 50,000,000 shares; issued and outstanding 3,583,000 shares at December 31, 2008 and 3,798,000 shares at December 29, 2007	191.5	203.0
Common stock, par value $0.01: authorized 3,200,000,000 shares; issued 1,603,267,000 shares at December 31, 2008 and 1,590,139,000 shares at December 29, 2007	16.0	15.9
Treasury stock, at cost: 164,502,000 shares at December 31, 2008 and 153,682,000 shares at December 29, 2007	(5,812.3)	(5,620.4)
Shares held in trust, 1,700,000 shares at December 31, 2008 and 9,224,000 at December 29, 2007	(55.5)	(301.3)
Guaranteed ESOP obligation	—	(44.5)
Capital surplus	27,279.6	26,831.9
Retained earnings	13,097.8	10,287.0
Accumulated other comprehensive loss	(142.7)	(49.7)

Total shareholders’ equity	34,574.4	31,321.9

Total liabilities and shareholders’ equity	$60,959.9	$54,721.9

(1)	On December 23, 2008, our Board of Directors approved a change in our fiscal year end from the Saturday nearest December 31 of each year to December 31 of each year to better reflect our position in the health care, rather than retail, industry. The fiscal year change was effective beginning with the fourth quarter and fiscal year 2008. Prior to Board approval of this change, the Saturday nearest December 31, 2008 would have resulted in a 53-week fiscal year that would have ended January 3, 2009.

CVS CAREMARK CORPORATION

Consolidated Statements of Cash Flows

(Unaudited)

	Fiscal Year Ended
In millions	December 31, 2008(1)	December 29, 2007(1)
Cash flows from operating activities:
Cash receipts from revenues	$69,493.7	$61,986.3
Cash paid for inventory	(51,374.7)	(45,772.6)
Cash paid to other suppliers and employees	(11,832.0)	(10,768.6)
Interest received	20.3	33.6
Interest paid	(573.7)	(468.2)
Income taxes paid	(1,786.5)	(1,780.8)

Net cash provided by operating activities	3,947.1	3,229.7

Cash flows from investing activities:
Additions to property and equipment	(2,179.9)	(1,805.3)
Proceeds from sale-leaseback transactions	203.8	601.3
Acquisitions (net of cash acquired) and other investments	(2,650.7)	(1,983.3)
Sale of short-term investments	27.5	—
Proceeds from sale or disposal of assets	18.7	105.6

Net cash used in investing activities	(4,580.6)	(3,081.7)

Cash flows from financing activities:
Net additions to short-term debt	606.2	242.3
Additions to long-term debt	350.0	6,000.0
Reductions in long-term debt	(1.8)	(821.8)
Dividends paid	(383.0)	(322.4)
Proceeds from exercise of stock options	327.8	552.4
Excess tax benefits from stock based compensation	53.1	97.8
Repurchase of common stock	(23.0)	(5,370.4)

Net cash provided by financing activities	929.3	377.9

Net increase in cash and cash equivalents	295.8	525.9
Cash and cash equivalents at beginning of period	1,056.6	530.7

Cash and cash equivalents at end of period	$1,352.4	$1,056.6

Reconciliation of net earnings to net cash provided by operating activities:
Net earnings	$3,212.1	$2,637.0
Adjustments required to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	1,274.2	1,094.6
Stock based compensation	92.5	78.0
Deferred income taxes and other non-cash items	(3.4)	40.1
Change in operating assets and liabilities, providing/(requiring) cash, net of effects from acquisitions:
Accounts receivable, net	(291.0)	279.7
Inventories	(488.1)	(448.0)
Other current assets	12.5	(59.2)
Other assets	19.1	(26.4)
Accounts payable and claims and discounts payable	(63.9)	(181.4)
Accrued expenses	182.5	(168.2)
Other long-term liabilities	0.6	(16.5)

Net cash provided by operating activities	$3,947.1	$3,229.7

(1)	On December 23, 2008, our Board of Directors approved a change in our fiscal year end from the Saturday nearest December 31 of each year to December 31 of each year to better reflect our position in the health care, rather than retail, industry. The fiscal year change was effective beginning with the fourth quarter of fiscal 2008. Prior to Board approval of this change, the Saturday nearest December 31, 2008 would have resulted in a 53-week fiscal year that would have ended January 3, 2009. As you review our operating performance, please consider that fiscal years 2008 and 2007 include 368 days and 364 days, respectively.

Adjusted Earnings Per Share

Unaudited

For internal comparisons, management finds it useful to assess year-to-year performance by adjusting diluted earnings per share for amortization, which primarily relates to acquisition activities.

The Company defines adjusted earnings per share as earnings from continuing operations before income taxes plus amortization, less income tax provision and dilutive earnings adjustment, divided by the weighted average diluted common shares outstanding.

Following is a reconciliation of earnings from continuing operations before income tax provision to adjusted earnings per share:

	(Unaudited) Fiscal Quarter Ended(1)		(Unaudited) Fiscal Year Ended(1)
In millions, except per share amounts	December 31, 2008	December 29, 2007	December 31, 2008	December 29, 2007
Earnings from continuing operations before income tax provision	$1,580.6	$1,338.6	$5,536.7	$4,358.7
Amortization	111.1	75.9	405.0	344.7

Adjusted earnings from continuing operations before income tax provision	1,691.7	1,414.5	5,941.7	4,703.4
Income tax provision	671.3	553.4	2,352.9	1,857.8

Adjusted net earnings from continuing operations	1,020.4	861.1	3,588.8	2,845.6
Dilutive earnings adjustment	(0.7)	(0.8)	(3.4)	(3.6)

Adjusted net earnings from continuing operations available to common shareholders	$1,019.7	$860.3	$3,585.4	$2,842.0

Weighted average diluted common shares outstanding	1,466.9	1,483.0	1,469.1	1,371.8
Adjusted earnings per share from continuing operations	$0.70	$0.58	$2.44	$2.07

(1)	On December 23, 2008, our Board of Directors approved a change in our fiscal year end from the Saturday nearest December 31 of each year to December 31 of each year to better reflect our position in the health care, rather than retail, industry. The fiscal year change was effective beginning with fourth quarter of fiscal 2008. Prior to Board approval of this change, the Saturday nearest December 31, 2008 would have resulted in a 53-week fiscal year that would have ended January 3, 2009. As you review our operating performance, please consider that fiscal years 2008 and 2007 and the fourth quarters of fiscal 2008 and 2007 include 368 days, 364 days, 95 days and 91 days, respectively.

Free Cash Flow

Unaudited

The Company defines free cash flow as net cash provided by operating activities less net additions to properties and equipment (i.e., additions to property and equipment plus proceeds from sale-leaseback transactions).

Following is a reconciliation of net cash provided by operating activities to free cash flow:

	(Unaudited) Fiscal Year Ended
In millions	December 31, 2008(1)	December 29, 2007(1)
Net earnings	$3,212.1	$2,637.0
Non-cash charges (including depreciation and amortization)	1,363.3	1,212.7
Working capital change	(628.3)	(620.0)

Net cash provided by operating activities	$3,947.1	$3,229.7
Subtract: Additions to property and equipment	(2,179.9)	(1,805.3)
Add: Proceeds from sale-leaseback transactions	203.8	601.3

Free cash flow	$1,971.0	$2,025.7

(1)	On December 23, 2008, our Board of Directors approved a change in our fiscal year end from the Saturday nearest December 31 of each year to December 31 of each year to better reflect our position in the health care, rather than retail, industry. The fiscal year change was effective beginning with the fourth quarter of fiscal 2008. Prior to Board approval of this change, the Saturday nearest December 31, 2008 would have resulted in a 53-week fiscal year that would have ended January 3, 2009. As you review our operating performance, please consider that fiscal years 2008 and 2007 include 368 days and 364 days, respectively.

Supplemental Unaudited Information

The Company evaluates segment performance based on net revenue, gross profit and operating profit before the effect of discontinued operations and certain intersegment activities and charges. Following is a reconciliation of the Company’s business segments to the accompanying consolidated financial statements:

In millions	Pharmacy Services Segment(2) (4)	Retail Pharmacy Segment(5)	Intersegment Eliminations(3)	Consolidated Totals(1)
Fiscal Quarter Ended:
December 31, 2008:
Net revenues	$11,784.3	$13,831.5	$(1,473.6)	$24,142.2
Gross profit	1,019.6	4,204.0	—	5,223.6
Operating profit	760.4	971.4	—	1,731.8
December 29, 2007:
Net revenues	$11,611.4	$11,638.5	$(1,307.5)	$21,942.4
Gross profit	1,001.5	3,449.3	—	4,450.8
Operating profit	754.7	721.2	—	1,475.9

Fiscal Year Ended:
December 31, 2008:
Net revenues	$43,769.2	$48,989.9	$(5,287.2)	$87,471.9
Gross profit	3,550.0	14,740.4	—	18,290.4
Operating profit	2,562.5	3,483.7	—	6,046.2
December 29, 2007:
Net revenues	$34,938.4	$45,086.5	$(3,695.4)	$76,329.5
Gross profit	2,997.1	13,110.6	—	16,107.7
Operating profit	2,102.0	2,691.3	—	4,793.3

(1)	On December 23, 2008, our Board of Directors approved a change in our fiscal year end from the Saturday nearest December 31 of each year to December 31 of each year to better reflect our position in the health care, rather than retail, industry. The fiscal year change was effective beginning with the fourth quarter of fiscal 2008. Prior to Board approval of this change, the Saturday nearest December 31, 2008 would have resulted in a 53-week fiscal year that would have ended January 3, 2009. As you review our operating performance, please consider that fiscal years 2008 and 2007 and the fourth quarters of fiscal 2008 and 2007 include 368 days, 364 days, 95 days and 91 days, respectively.
(2)	Net revenues of the Pharmacy Services Segment include approximately $1,643.7 million and $1,595.5 million of Retail Co-payments for the fiscal quarter ended December 31, 2008 and December 29, 2007, respectively. Net revenues of the Pharmacy Services Segment include approximately $6,348.3 million and $4,618.2 million of Retail Co-payments for the fiscal year ended December 31, 2008 and December 29, 2007, respectively.
(3)	Intersegment eliminations relate to intersegment revenues and accounts receivables that occur when a Pharmacy Services Segment customer uses a Retail Pharmacy Segment store to purchase covered products. When this occurs, both segments record the revenue on a standalone basis.
(4)	The fourth quarter of fiscal 2008 and fiscal 2008 include the results of RxAmerica from the acquisition date (October 20, 2008) forward.
(5)	The fourth quarter of fiscal 2008 and fiscal 2008 include the results of the Longs Drugs retail stores from the acquisition date (October 20, 2008) forward.

Supplemental Information

Preliminary and Unaudited

Pharmacy Services Segment

The following table summarizes the Pharmacy Services Segment’s performance for the respective periods:

	Fiscal Quarter Ended(1)		Fiscal Year Ended(1)
In millions	December 31, 2008(5)	December 29, 2007	December 31, 2008(5)	December 29, 2007
As reported:
Net revenues (2)	$11,784.3	$11,611.4	$43,769.2	$34,938.4
Gross profit	1,019.6	1,001.5	3,550.0	2,997.1
Gross profit % of net revenues	8.7%	8.6%	8.1%	8.6%
Operating expenses	259.2	246.8	987.5	895.1
Operating expense % of net revenues	2.2%	2.1%	2.3%	2.6%
Operating profit	760.4	754.7	2,562.5	2,102.0
Operating profit % of net revenues	6.5%	6.5%	5.9%	6.0%

Net revenues:
Mail service	$4,016.0	$4,302.7	$14,901.1	$13,835.5
Retail network	7,673.7	7,222.9	28,489.3	20,831.3
Other	94.6	85.8	378.8	271.6

Comparable Financial Information: (3)
Net revenues	$11,784.3	$11,611.4	$43,769.2	$43,349.0
Gross profit	1,019.6	1,001.5	3,550.0	3,557.6
Gross profit % of net revenues	8.7%	8.6%	8.1%	8.2%
Operating expenses	259.2	269.2	987.5	1,271.6
Merger and integration costs(4)	(4.2)	(22.0)	(22.3)	(273.2)

Total operating expenses	255.0	247.2	965.2	998.4
Operating expense % of net revenues	2.2%	2.1%	2.2%	2.3%
Operating profit	764.6	754.3	2,584.8	2,559.2
Operating profit % of net revenues	6.5%	6.5%	5.9%	5.9%

Net revenues:
Mail service	$4,016.0	$4,302.7	$14,901.1	$16,790.7
Retail network	7,673.7	7,222.9	28,489.3	26,218.9
Other	94.6	85.8	378.8	339.4
Pharmacy claims processed:
Total	176.2	154.4	633.4	607.2
Mail service	15.9	18.6	60.9	73.9
Retail network	160.3	135.8	572.5	533.3
Generic dispensing rate:
Total	66.7%	62.0%	65.1%	60.1%
Mail service	55.2%	49.7%	54.4%	48.1%
Retail network	67.7%	63.5%	66.2%	61.7%
Mail order penetration rate	21.7%	28.0%	22.9%	28.2%

(1)	On December 23, 2008, our Board of Directors approved a change in our fiscal year end from the Saturday nearest December 31 of each year to December 31 of each year to better reflect our position in the health care, rather than retail, industry. The fiscal year change was effective beginning with the fourth quarter of fiscal 2008. Prior to Board approval of this change, the Saturday nearest December 31, 2008 would have resulted in a 53-week fiscal year that would have ended January 3, 2009. As you review our operating performance, please consider that fiscal years 2008 and 2007 and the fourth quarters of fiscal 2008 and 2007 include 368 days, 364 days, 95 days and 91 days, respectively.

(2)	Effective September 1, 2007, we converted a number of the PharmaCare retail pharmacy network contracts to the Caremark retail pharmacy network contract structure, which resulted in those contracts being accounted for using the gross method. This change caused total net revenues to increase by approximately $1.8 billion and $1.0 billion during the fiscal years ended December 31, 2008 and December 29, 2007, respectively.
(3)	The Comparable Financial Information combines the historical Pharmacy Services Segment results of CVS and Caremark assuming the Caremark Merger occurred at the beginning of each period presented. Accordingly, the comparable results include incremental depreciation and amortization expense resulting from the fixed and intangible assets recorded in connection with the Caremark Merger and exclude merger-related expenses and integration costs. The comparable financial information has been provided for illustrative purposes only and does not purport to be indicative of the actual results that would have been achieved by the combined business segment for the periods presented or that will be achieved by the combined business segment in the future.
(4)	Merger and integration costs for the fiscal quarter ended December 31, 2008 primarily include severance, system integration and facility consolidation costs. Merger and integration costs for fiscal quarter ended December 29, 2007 primarily include severance and retention, system integration and facility consolidation costs. Merger and integration costs for the fiscal year ended December 31, 2008 primarily include severance and retention, system integration and facility consolidation costs. Merger and integration costs for the fiscal year ended December 29, 2007, primarily include $80.3 million of stock option expense associated with the accelerated vesting of certain Caremark stock options, which vested upon consummation of the merger due to the change in control provisions of the underlying Caremark stock option plans, $42.9 million of change-in-control payments due upon the consummation of the merger, resulting from the change-in-control provisions in certain Caremark employment agreements, and merger-related costs of $150.1 million.
(5)	The fourth quarter of fiscal 2008 and fiscal 2008 include the results of RxAmerica from the acquisition date (October 20, 2008) forward.

EBITDA and EBITDA per Adjusted Claim

Unaudited

The Company defines EBITDA as earnings before interest, taxes, depreciation and amortization (and excluding merger and integration related costs). We define EBITDA per adjusted claim as EBITDA divided by adjusted pharmacy claims. Adjusted pharmacy claims normalize the claims volume statistic for the difference in average days’ supply for mail and retail claims. Adjusted pharmacy claims are calculated by multiplying 90-day claims (the majority of total mail claims) by 3 and adding the 30-day claims. EBITDA can be reconciled to operating profit, which we believe to be the most directly comparable GAAP financial measure.

Following is a reconciliation of operating profit to EBITDA:

Pharmacy Services Segment – Comparable Financial Information (1)

	(Unaudited) Fiscal Quarter Ended
In millions, except per adjusted claim amounts	December 31, 2008(3)	December 29, 2007
Operating profit	$760.4	$732.3
Merger and integration costs(2)	4.2	22.0

Comparable operating profit	$764.6	$754.3
Depreciation and amortization	92.7	90.2

EBITDA	$857.3	$844.5
Adjusted claims	204.7	188.4

EBITDA per adjusted claim	$4.19	$4.48

(1)	The Comparable Financial Information combines the historical Pharmacy Services Segment results of CVS and Caremark assuming the Caremark Merger and any adjustments to the estimated assets acquired and liabilities assumed as of March 22, 2007 occurred at the beginning the fiscal year ended December 29, 2007. Accordingly, the comparable results include incremental depreciation and amortization expense resulting from the fixed and intangible assets recorded in connection with the Caremark Merger and exclude merger-related expenses and integration costs. The comparable financial information, which is used by management to assess year-to-year performance, has been provided for illustrative purposes only and does not purport to be indicative of the actual results that would have been achieved by the combined business segment for the periods presented or that will be achieved by the combined business segment in the future.
(2)	Merger and integration costs for the quarter ended December 31, 2008 primarily include severance, system integration and facility consolidation costs. Merger and integration costs for the fiscal quarter ended December 29, 2007 primarily include severance and retention, system integration and facility consolidation costs.
(3)	The fourth quarter of fiscal 2008 includes the results of RxAmerica from the acquisition date (October 20, 2008) forward.

Supplemental Information

Preliminary and Unaudited

Retail Pharmacy Segment

The following table summarizes the Retail Pharmacy Segment’s performance for the respective periods:

	Fiscal Quarter Ended(1)		Fiscal Year Ended(1)
In millions	December 31, 2008(4)	December 29, 2007	December 31, 2008(4)	December 29, 2007
Net revenues	$13,831.5	$11,638.5	$48,989.9	$45,086.5
Gross profit	4,204.0	3,449.3	14,740.4	13,110.6
Gross profit % of net revenues	30.4%	29.6%	30.1%	29.1%
Operating expenses(2)	3,232.6	2,728.1	11,256.7	10,419.3
Operating expense % of net revenues	23.4%	23.4%	23.0%	23.1%
Operating profit	971.4	721.2	3,483.7	2,691.3
Operating profit % of net revenues	7.0%	6.2%	7.1%	6.0%

Net revenue increase:
Total	18.8%	4.9%	8.7%	11.9%
Pharmacy	17.2%	4.7%	8.1%	10.9%
Front Store	22.4%	5.2%	10.1%	14.0%
Same store sales increase(3):
Total	3.6%	3.4%	4.5%	5.3%
Pharmacy	4.5%	3.6%	4.8%	5.2%
Front Store	1.8%	2.9%	3.6%	5.3%
Generic dispensing rates	68.0%	64.9%	67.4%	63.2%
Pharmacy % of total revenues	65.8%	66.8%	67.5%	67.8%
Third party % of pharmacy revenue	96.2%	95.3%	96.1%	95.3%
Retail prescriptions filled	152.6	132.4	559.0	527.5

(1)	On December 23, 2008, our Board of Directors approved a change in our fiscal year end from the Saturday nearest December 31 of each year to December 31 of each year to better reflect our position in the health care, rather than retail, industry. The fiscal year change was effective beginning with the fourth quarter of fiscal 2008. Prior to Board approval of this change, the Saturday nearest December 31, 2008 would have resulted in a 53-week fiscal year that would have ended January 3, 2009. As you review our operating performance, please consider that fiscal years 2008 and 2007 and the fourth quarters of fiscal 2008 and 2007 include 368 days, 364 days, 95 days and 91 days, respectively.
(2)	Operating expenses include merger and integration costs associated with the Caremark Merger of $9.4 million for the fiscal quarter ended December 29, 2007. Operating expenses include merger and integration costs associated with the Caremark Merger of $1.0 million and $30.1 million for the fiscal years ended December 31, 2008 and December 29, 2007, respectively.
(3)	Does not include the Longs Drugs retail stores, which were acquired effective October 20, 2008.
(4)	Except for note (3) above, the fourth quarter of fiscal 2008 and fiscal 2008 include the results of the Longs Drugs retail stores from the acquisition date (October 20, 2008) forward.